May 27, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	Capital Equity Finance, Inc. File Reference No, 000-52704

We were previously the independent registered public accounting firm for Capital Equity Finance, Inc. and under the date of March 14, 2009, we reported on the financial statements of Capital Equity Finance, Inc. as of December 31, 2008 and 2007, and for the years then ended.

On May 8, 2009, the Company dismissed us as its independent registered public accounting firm. We have read Capital Equity Finance, Inc’s statements included in Item 4.01 on Form 8-K/A regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

Berman & Company, P.A.

551 NW 77th Street. Suite 107 • Baca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com s info@bermancpas.com
Registered with the PCAOB s Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants